--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [Advanced Lighting Logo]

                               32000 Aurora Road
                               Solon, Ohio 44139

October 14, 1998

To Our Shareholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Shareholders Meeting to be held on Thursday, November 19, 1998, at 10:30 a.m. (C.S.T.), at Ruud Lighting, Inc. (Media Center),
9201 Washington Avenue, Racine, Wisconsin 53406.

     The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on progress of the Company and an opportunity for questions of general interest to the shareholders.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

                                          Sincerely yours,

                                          /s/ Wayne R. Hellman

                                          Chairman of the Board

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 Aurora Road
                               Solon, Ohio 44139

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                          TO BE HELD NOVEMBER 19, 1998

To the Shareholders of ADVANCED LIGHTING TECHNOLOGIES, INC.:

     Notice is hereby given that the Annual Shareholders Meeting of ADVANCED LIGHTING TECHNOLOGIES, INC. (the "Company") will be held on Thursday, November 19, 1998 at 10:30 a.m., Central Standard Time (11:30 a.m. EST) at Ruud Lighting, Inc. (Media Center), 9201 Washington Avenue, Racine, Wisconsin 53406, for the following purposes:

     1. To elect directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2001 Annual Meeting and until their successors have been elected and qualified.

     2. To ratify the Company's 1998 Incentive Award Plan.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

     4. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on October 14, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO VOTE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE PREPAID ENVELOPE PROVIDED. If you are present at the Annual Meeting and desire to vote in person, your proxy will not be used if you revoke your appointment of proxy so that you may vote your shares personally.

                                          By Order of the Board of Directors,

                                          /s/ Louis S. Fisi logo

                                          Secretary
                                          October 14, 1998

                                     NOTICE

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 AURORA ROAD
                               SOLON, OHIO 44139

                                PROXY STATEMENT

                          ANNUAL SHAREHOLDERS MEETING
                          TO BE HELD NOVEMBER 19, 1998

     The enclosed Proxy is solicited on behalf of the Board of Directors of Advanced Lighting Technologies, Inc. (the "Company") for use at the Annual Shareholders Meeting ("Annual Meeting") to be held Thursday, November 19, 1998 at 10:30 a.m. Central Standard Time (11:30 a.m. EST), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Shareholders Meeting. The Annual Meeting will be held at Ruud Lighting, Inc. (Media Center), 9201 Washington Avenue, Racine, Wisconsin 53406.

     These proxy solicitation materials were mailed on or about October 19, 1998 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

                       RECORD DATE AND SHARES OUTSTANDING

     248 shareholders of record at the close of business on October 14, 1998 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 20,209,546 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") were issued and outstanding and entitled to vote at the Annual Meeting.

                            REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly-executed proxy bearing a later date than the date of the proxy being revoked or by attending the Annual Meeting and voting in person.

                            VOTING AND SOLICITATION

     Every shareholder voting for the election of directors is entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters each share is likewise entitled to one vote on each proposal or item that comes before the Annual Meeting.

     The Company intends to include abstentions and broker nonvotes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude abstentions and broker nonvotes from the calculation of votes cast with respect to any proposal for which authorization to vote was withheld.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain Company directors, officers, and employees, without additional compensation.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at nine, the smallest number of Board positions currently permitted for an Ohio corporation with three classes of directors. Messrs. Wayne R. Hellman and Theodore A. Filson are currently directors whose terms expire at the 1998 Annual Meeting. Each has been nominated for election at the Annual Meeting as a director for a term expiring at the 2001 annual meeting, or until their successors are duly elected and qualified. The persons named in the accompanying proxy will vote for Messrs. Hellman and Filson to serve as directors for such term. Although it is not presently contemplated that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors.

     One vacancy exists on the Board of Directors for which there are no nominees, for the term expiring in 2001. The Board of Directors will continue the process of identifying individuals who may or may not be affiliated with the Company and who have skills and experience complementary to the current directors to further enhance the Board's contribution to the Company. If a suitable candidate is identified, the unexpired term of this vacancy will be filled by a majority vote of the Board of Directors as required by the Company's Code of Regulations (By-Laws).

                                    NOMINEES

     The following table sets forth certain information regarding each of the two nominees of the Board of Directors for election as a director for the term expiring in 2001.

          NAME              AGE                  POSITION                 DIRECTORS' TERMS EXPIRE
          ----              ---                  --------                 -----------------------
Wayne R. Hellman            52     President, Chief Executive Officer              1998
                                   and Chairman of the Board of
                                   Directors
Theodore A. Filson          63     Director                                        1998

     The two persons receiving the greatest number of votes shall be elected directors. The Board of Directors recommends a vote "FOR" the two nominees as directors of the Company.

                  CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding each of the six directors whose terms expire in 1999 and 2000, as well as the Company's other executive officer:

          NAME              AGE                  POSITION                 DIRECTORS' TERMS EXPIRE
          ----              ---                  --------                 -----------------------
Alan J. Ruud                51     Vice Chairman and Director                      2000
Louis S. Fisi               63     Executive Vice President, Secretary             2000
                                   and Director
Susumu Harada               47     Director                                        1999
John R. Buerkle             50     Director                                        1999
A Gordon Tunstall           54     Director                                        1999
Francis H. Beam             62     Director                                        2000
Nicholas R. Sucic           51     Chief Financial Officer, Vice
                                   President & Treasurer*

---------------

* Executive officer only; not a director.

     Wayne R. Hellman has served as the chief executive and a director of the Company since 1995 and as chief executive or other senior officer of each of the Company's predecessor companies since 1983. From 1968 to 1983 he was employed by the lighting division of General Electric Company. While at General Electric, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of

Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Capital Manager, he was given the responsibility of developing metal halide technology. Mr. Hellman is also currently a director of Fiberstars, Inc., a manufacturer and marketer of fiber optic lighting systems. The Company owns approximately 29% of the issued and outstanding shares of Fiberstars, Inc. In 1998, Mr. Hellman married Diane Mazzola who is Mr. Fisi's step-daughter.

     Alan J. Ruud founded Ruud Lighting, Inc. in December of 1982 and has served as its chairman of the board and chief executive officer since that time. The Company acquired Ruud Lighting on January 2, 1998. At that time, Mr. Ruud was appointed to the Company's board. He currently serves as vice-chairman and a member of the Executive Committee. Mr. Ruud founded SPI Lighting, an HID lighting manufacturer, in 1973, which was sold to McGraw Edison in 1978. Mr. Ruud managed SPI Lighting until 1982. From 1969 through 1979, Mr. Ruud also ran a consulting and lighting engineering group in Milwaukee, Wisconsin.

     Louis S. Fisi has served as the executive vice president and a director of the Company since 1995. He has also served as chief financial officer of the Company from 1995 to November 1996 and chief financial officer of one or more of the Company's predecessors from 1985 to November 1996, and assisted Mr. Hellman in the founding of the predecessors. From 1976 to 1985, Mr. Fisi was employed in executive and financial capacities by the Smithers Company, an international industrial company. From 1967 to 1976, he was employed as a certified public accountant by an international accounting and consulting firm currently known as Ernst & Young LLP, the Company's independent auditors.

     Francis H. Beam has served as a director of the Company since 1995. Since 1988, Mr. Beam has served as President of Pepper Capital Corp., a venture capital firm which he formed. Mr. Beam is also a director of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit and pipe, enclosures, wiring devices and accessories. From 1959 to 1988 he was employed by Ernst & Young LLP (and its predecessors), the Company's independent auditors. Beginning in 1967 he held various partnership positions with that firm until his retirement in 1988 as Vice Chairman and Regional Managing Partner.

     John R. Buerkle was appointed as a director of the Company in January 1998. Mr. Buerkle has served as Executive Vice President -- Regional Director, Consumer Products, Asia-Pacific, of S.C. Johnson & Son, Inc., a company engaged in the production of consumer household products, commercial products and services and specialty polymers, since April 1995. From 1982 to 1995, Mr. Buerkle was employed in executive and managerial capacities, engaged primarily in regional business and product development and has held other managerial positions with S.C. Johnson since 1972.

     Theodore A. Filson has been a director of the Company since 1995. Mr. Filson has served as an independent consultant to the lighting industry since 1994. From 1986 to 1994 he was employed as president and chief executive officer of Advance Transformer, Inc., the largest manufacturer of lighting system power supplies in the world.

     Susumu Harada has served as a director of the Company since January 1996. Mr. Harada is the chief executive officer of the following Japanese companies:
Koto Electric, Koto Bunkogen, Iwaki Cristal and Wakoh Corporation. Mr. Harada is also the chief executive of Venture Lighting, Japan ("Venture Japan"), formerly, Koto Luminous, which is a Japanese distribution and manufacturing joint venture in which the Company owns a 30% interest. The product lines of these companies include specialty lamps, hermetic seals for quartz crystal and optical semiconductors, and digital display lamps. In 1981, Mr. Harada joined Koto as the Overseas and Domestic Sales and Planning Manager. He held a number of positions with Koto before he assumed his current position as chief executive officer in 1992.

     A Gordon Tunstall has served as a director of the Company since June 1996. He is the founder of, and for more than 18 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Romac International, Inc., a professional and technical placement firm; Orthodontic Centers of America, Inc., a manager of orthodontic practices; Discount Auto Parts, Inc., a retail chain of automotive aftermarket parts stores; and Horizon Medical Products, a medical device manufacturer and distributor.

     Nicholas R. Sucic joined the Company in 1996 as Special Assistant to the Chairman. He was appointed chief financial officer and treasurer in November 1996 and became Vice President in April 1997. He is a certified public accountant. From 1989 to 1996, he was employed by The Prudential Investment Corporation ("The Prudential") having served as chief financial officer and comptroller for various institutional investment units. Prior to joining The Prudential, Mr. Sucic was a partner with Ernst & Young LLP, the Company's current independent auditors, having been associated with that firm since 1970.

                     COMPOSITION OF THE BOARD OF DIRECTORS

     Pursuant to the terms of the Company's Articles of Incorporation and Code of Regulations (By-Laws), the Board of Directors has the power to change the number of directors by resolution. The number of directors is currently set at nine members. The directors are divided into three classes. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. The classes are staggered so that their terms expire in successive years resulting in the election of only one class of directors each year. Currently, there is one vacancy on the nine-member board for a term expiring in 2001.

                         BOARD MEETINGS AND COMMITTEES

     Mr. Hellman serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of 5 meetings during the fiscal year ended June 30, 1998. Other than John Buerkle who became a director in January 1998, all of the current directors attended 75% or more of the meetings of the Board of Directors and committees of the Board, if any, upon which such directors served. John Buerkle attended 50% of the two meetings during fiscal 1998 after he became a director.

     During fiscal 1998, the Executive Committee consisted of Mr. Hellman, Mr. Fisi, and Mr. Filson until January 2, 1998, when Mr. Ruud replaced Mr. Filson. The Executive Committee is authorized to exercise all of the powers of the Board of Directors except the powers to declare dividends and issue shares of Common Stock in excess of 50,000 shares or rights to acquire such Common Stock. The Executive Committee is empowered to act during the interim periods between meetings of the Board of Directors, where circumstances require immediate Board of Directors' action and where time and other constraints preclude a prompt special meeting of the entire Board of Directors.

     During fiscal 1998, the Audit Committee, consisting of Mr. Beam, Mr. Tunstall and Mr. Filson, held 3 meetings. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, and reviews the adequacy of the Company's internal accounting controls.

     During fiscal 1998, the Compensation Committee, consisting of Mr. Beam, Mr. Harada and Mr. Filson, held 1 meeting. The Compensation Committee determines the compensation of the Company's executive officers. Its report is included below at "COMPENSATION--Report on Executive Compensation by the Compensation Committee."

     During fiscal 1998, the Incentive Award Plan Committee, consisting of Messrs. Hellman, Fisi and Tunstall, held 1 meeting. The Incentive Award Plan Committee administers the 1995 Incentive Award Plan, the 1997 Billion Dollar Market Capitalization Incentive Award Plan ("Billion Dollar Market Capitalization Plan"), and the 1998 Incentive Award Plan. This committee will make all determinations as to future grants of stock and stock options under these plans. Awards under the Billion Dollar Market Capitalization Plan and the 1998 Incentive Award Plan to members of the Incentive Award Plan Committee are subject to approval by the entire Board of Directors.

     During fiscal 1998, the Company had no Nominating Committee, and the entire Board nominated candidates for directors. The Company is pleased that the Board of Directors filled two vacancies which existed at the time of the 1997 Annual Meeting. By an agreement reached in connection with the acquisition of Ruud Lighting, Inc., Messrs. Alan J. Ruud and John R. Buerkle joined the Board of Directors in January 1998.

                      CERTAIN HOLDERS OF VOTING SECURITIES

     The following table sets forth information regarding the ownership of the Company's Common Stock as of October 13, 1998, by each of the directors and executive officers of the Company, by each person or group known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and by all directors and executive officers of the Company as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(2)
                                                           -------------------------
                   NAME AND ADDRESS(1)                       NUMBER          PERCENT
                   -------------------                       ------          -------
Wayne R. Hellman(3)......................................   4,716,676          22.9%
Alan J. Ruud(4)..........................................   3,263,800          15.9%
Louis S. Fisi(5).........................................     495,917           2.4%
Nicholas R. Sucic........................................      10,610(7)          *
Francis H. Beam..........................................      40,394             *
John R. Buerkle..........................................       6,000             *
Theodore A. Filson.......................................      30,340             *
Susumu Harada(6).........................................     153,528             *
A Gordon Tunstall........................................       9,000             *
All Directors and Executive Officers as a Group (3)(4)(5)
  (9 Persons)............................................   8,230,348          40.0%

---------------

*  Less than one percent

(1) The business address of each of Messrs. Hellman, Fisi, Sucic and Filson is 32000 Aurora Road, Solon, Ohio 44139. The business addresses of Messrs. Ruud, Buerkle, Beam, Harada and Tunstall are: Mr. Ruud -- Ruud Lighting, Inc., 9201 Washington Avenue, Racine, Wisconsin 53406; Mr. Buerkle -- S.C. Johnson & Son, Inc., 1525 Howe Street, Racine, Wisconsin 53403; Mr.
    Beam -- Pepper Capital Corporation, 30195 Chagrin Boulevard, Suite 114N, Pepper Pike, Ohio 44124; Mr. Harada -- Koto Electric Co., Ltd., Bunmeido Bldg., 7th Floor, 3-16-5, Taito, Taito-Ku, Tokyo 110, Japan; and Mr. Tunstall -- Tunstall Consulting, Inc., 13153 North Dale Mabry, Suite 200, Tampa, Florida, 33618.

(2) Shares beneficially owned include the following shares which may be acquired within 60 days of the date of this proxy by exercise of options granted pursuant to the incentive award plans: Mr. Beam -- 12,840 shares; Mr.
    Filson -- 20,340 shares; Mr. Harada -- 5,760 shares; Mr. Tunstall -- 9,000 shares; Mr. Sucic -- 8,550 shares. Percentage ownership is calculated on the basis of shares outstanding, plus shares which may be acquired within 60 days of the date of the proxy upon exercise of all options granted pursuant to the incentive award plans, totaling 369,033 shares.

(3) Includes 1,928,070 shares owned by Mr. Hellman individually; 125,000 shares owned by a limited liability company ("Hellman Ltd.") of which Mr. Hellman is the manager and as to which Mr. Hellman has sole voting and investment power; 50,000 shares owned by a private charitable foundation established by Mr. Hellman and as to which Mr. Hellman has sole voting and investment power; 70,414 shares beneficially owned by certain shareholders of the Company held under a voting trust which expires in 2005 (the "Trust") and 2,510,581 shares formerly subject to the Trust as to which Mr. Hellman holds an irrevocable proxy under similar terms. These shares, totaling 2,580,995, are referred to herein as the "Trust Shares." The Trust Shares include all shares individually owned by Mr. Louis S. Fisi, Mr. David L. Jennings, Mr. Robert S. Roller and Mr. Juris Sulcs, Ms. Christine Hellman and Ms. Lisa Hellman, the estate of James Sarver, and trusts for the benefit of Mr. Roller's children. The Trust Shares also include shares owned by Mr. Brian Hellman. Pursuant to the terms of the Trust and the irrevocable proxies, Mr. Wayne Hellman is empowered to vote the Trust Shares for all purposes at his sole discretion, but is not provided with investment power with respect to the Trust Shares. Beneficial owners of the Trust Shares may remove the shares from the Trust or release the shares from the irrevocable proxy, as the case may be, to effect a bona fide sale free of the restrictions of the Trust. All share distributions on account of the Trust Shares become subject to the Trust, and all cash and other nonshare distributions on account of the Trust Shares are to be paid over to the grantors of the Trust. The expiration of the Trust may be accelerated under certain circumstances. Mr. Hellman does not receive any compensation for serving as voting trustee of the Trust. Also includes shares beneficially owned by Mr. Hellman's wife as to which Mr. Hellman disclaims beneficial ownership, consisting of 25,861 shares owned and 6,750 shares subject to options exercisable within 60 days of the date hereof.

(4) Mr. Ruud has the sole power to vote 3,263,800 shares of Common Stock of which 1,497,143 shares of Common Stock are subject to the terms of a voting trust agreement dated January 2, 1998 (the "Voting Trust") or an irrevocable proxy similar to the irrevocable proxies held by Mr. Hellman, discussed above (collectively, the "Voting Trust Shares"), and the sole power to dispose of 1,766,657 shares of Common Stock. The purpose of the Voting Trust Agreement and proxies is to provide Mr. Ruud with the power to vote all of the 1,497,143 shares of Common Stock held by the signatories to the Voting Trust Agreement. The Voting Trust Shares include all shares individually owned by Messrs. Donald Wandler, Theodore O. Sokoly, Christopher A. Ruud, and Ms. Cynthia A. Johnson.

(5) All individually owned shares are Trust Shares subject to voting control by Mr. Hellman.

(6) Includes 142,268 shares owned by Venture Lighting, Japan, of which Mr. Harada is chief executive officer. Mr. Harada disclaims beneficial ownership of these shares.

(7) Includes 560 shares purchased via the Employee Stock Purchase Plan by Mr. Sucic.

                                  COMPENSATION

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth certain information with respect to all compensation paid or earned for services rendered to the Company in all capacities for the fiscal years ending June 30, 1998, June 30, 1997 and June 30, 1996 by the Company's Executive Officers. No Executive Officer of the Company received restricted stock awards, grants of options or long-term incentive plan awards or payouts for the fiscal year ending June 30, 1998. The Company has not granted any stock appreciation rights. The Company has no defined benefit employee pension plan.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                            --------------------------------------------------
                                                                                  OTHER ANNUAL
                                                       SALARY        BONUS        COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR        ($)           ($)             ($)
       ---------------------------          ----       ------        -----        ------------
Wayne R. Hellman                            1998      $200,000(1)   $     --        $ 33,882(2)
  Chief Executive                           1997      $195,000(1)         --        $ 33,110(2)
  Officer                                   1996      $271,177(1)         --        $ 32,780(2)
Alan J. Ruud(3)                             1998      $ 92,500(1)         --                (4)
  Vice Chairman
Louis S. Fisi                               1998      $175,000(1)         --                (4)
  Executive Vice                            1997      $165,000(1)         --                (4)
  President/Secretary                       1996      $169,224(1)         --                (4)
Nicholas R. Sucic(5)                        1998      $175,000(1)         --                (4)
  Chief Financial Officer/                  1997      $130,000      $ 50,000                (4)
  Vice President/Treasurer

                                                   LONG-TERM COMPENSATION
                                           ---------------------------------------
                                                     AWARDS                PAYOUTS
                                           ---------------------------------------
                                           RESTRICTED      SECURITIES
                                             STOCK         UNDERLYING       LTIP         ALL OTHER
                                            AWARD(S)        OPTIONS        PAYOUTS      COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR         ($)             (#)            ($)            ($)
  ---------------------------    ----      ----------      ----------      -------      ------------
Wayne R. Hellman                 1998         $--              --           $--           $114,897(6)
  Chief Executive                1997          --              --            --           $114,897(6)
  Officer                        1996          --              --            --           $109,426(6)
Alan J. Ruud(3)                  1998          --              --            --                 --
  Vice Chairman
Louis S. Fisi                    1998          --              --            --           $181,454(6)
  Executive Vice                 1997          --              --            --           $168,092(6)
  President/Secretary            1996          --              --            --           $ 70,961(6)
Nicholas R. Sucic(5)             1998          --              --            --           $ 12,700(6)
  Chief Financial Officer/       1997          --              --            --           $ 12,700(6)
  Vice President/Treasurer

---------------

(1) Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic are each parties to Employment Agreements with the Company. The Employment Agreements of Messrs. Hellman and Fisi have an initial term expiring December 31, 1998. Mr. Hellman's Employment Agreement has recently been extended through December 31, 2003. Mr. Ruud and Mr. Sucic are parties to similar Employment Agreements with the Company: Mr. Ruud's having an initial term expiring January 1, 2001; Mr. Sucic's having an initial term expiring on February 11, 2001. Through these Employment Agreements, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic are entitled to receive annual base compensation of $195,000, $185,000, $165,000, and $175,000, respectively. In addition, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic will each be entitled to receive a bonus in amounts determined by the Compensation Committee. These Employment Agreements provide for annual increases in annual base compensation in amounts determined by the Compensation Committee during the term of these Employment Agreements. For fiscal 1998, Messrs. Hellman and Fisi received annual base compensation of $200,000 and $175,000, respectively. The Compensation Committee has not yet determined whether there will be an increase in compensation for Messrs. Hellman, Ruud, Fisi, and Sucic in fiscal 1999. Under these Employment Agreements, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic participate in Company sponsored life, health, and disability insurance coverage. Also includes compensation deferred pursuant to the Company's 401(k) deferred compensation plan and Company matching contributions relating thereto.

(2) Perquisites provided to Mr. Hellman included club dues ($21,600 in fiscal 1998; $20,785 in fiscal 1997; and $21,600 in fiscal 1996); automobile use ($9,771 in fiscal 1998; $9,780 in fiscal 1997; and $9,768 in fiscal 1996);
    automobile insurance and health insurance.

(3) Mr. Ruud was elected to the office of Vice Chairman effective on January 2, 1998. All compensation amounts exclude compensation received from Ruud Lighting, Inc. prior to its acquisition by the Company on January 2, 1998.

(4) Perquisites provided to these executive officers consisted primarily of automobile use, automobile insurance, club dues, and health insurance premiums, the total of which did not exceed 10% of the person's salary and bonus.

(5) Mr. Sucic was elected to the office of Chief Financial Officer on November 13, 1996.

(6) Split dollar life insurance premiums.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                                                  PERCENT OF
                                NUMBER OF        TOTAL OPTIONS
                                SECURITIES        GRANTED TO     EXERCISE OF
                                UNDERLYING       EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
           NAME             OPTION GRANTED (#)    FISCAL YEAR      ($/SH)         DATE       PRESENT VALUE
           ----             ------------------   -------------   -----------   ----------   ----------------
Wayne R. Hellman..........            --               --          $   --              --       $     --
Alan J. Ruud..............            --               --              --              --             --
Louis S. Fisi.............            --               --              --              --             --
Nicholas R. Sucic.........        50,000              2.6%          18.25      12/18/2007        431,000(1)

---------------

(1) The grant date value of the stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility -- 38.5%; risk-free interest rate -- 5.8%; time of exercise -- 6 years; and no dividend yield.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND 1998 FISCAL YEAR END OPTION VALUES

                                                                    NUMBER OF              VALUE OF
                                                                   SECURITIES            UNEXERCISED
                                                                   UNDERLYING            IN-THE-MONEY
                                                               UNEXERCISED OPTIONS         OPTIONS
                                      SHARES                   AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                    ACQUIRED ON     VALUE              (#)                   ($)
                                     EXERCISE      REALIZED       EXERCISABLE/           EXERCISABLE/
               NAME                     (#)          ($)          UNEXERCISABLE         UNEXERCISABLE
               ----                 -----------    --------    -------------------    ------------------
Wayne R. Hellman..................        --        $  --                   --                       --
Alan J. Ruud......................        --           --                   --                       --
Louis S. Fisi.....................        --           --                   --                       --
Nicholas R. Sucic.................        --           --         3,563/60,687         $22,279/$316,794

                           COMPENSATION OF DIRECTORS

     All directors of the Company receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. In addition, in the fiscal year ended June 30, 1998, the nonemployee directors were compensated $2,500 for each meeting of the full-board attended. Such directors will be entitled to a minimum of $10,000 if they attend 75% or more meetings of the board and committees to which they belong. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

     In December 1995, the Company granted options to purchase 9,600 shares of Common Stock under the Incentive Award Plan to each of its nonemployee directors. These options were granted at an exercise price of $10.00 per share. Of these options 9,600 shares each are exercisable within 60 days of the date of the Proxy Statement by Messrs. Beam and Filson. In January, 1996, the Company granted options to purchase 9,600 shares of Common Stock at $10.25 per share under the Incentive Award Plan to Mr. Harada upon appointment to the Board of Directors, options as to 5,760 shares are currently exercisable. In June 1996, the Company granted options to purchase 15,000 shares of Common Stock at $17.00 per share under the Incentive Award Plan to Mr. Tunstall upon appointment to the Board of Directors, options as to 9,000 shares are currently exercisable. In June 1996, each nonemployee director other than Mr. Harada and Mr. Tunstall was granted options to purchase an additional 5,400 shares at an exercise price of $17.00 per share. Of these options, 3,240 are currently exercisable by each of Messrs. Beam and Filson. In September 1997, Mr. Filson was granted an option to purchase 30,000 shares of Common Stock at $23.75 per share of which 7,500 shares are currently exercisable. Each grant was made at the market price of the Company's Common Stock on the date of grant. Each option will vest 25% in the first year, 35% in the second year, and 40% in the third year from the date of grant.

     In fiscal 1998, Mr. Filson provided consulting services to the Company and received fees in the amount of $129,165. In calendar 1998, Mr. Filson has agreed to provide consulting services to the Company.

                             EMPLOYMENT AGREEMENTS

     Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic are each parties to Employment Agreements with the Company. The Employment Agreements of Messrs. Hellman and Fisi have an initial term expiring December 31, 1998. Mr. Hellman's Employment Agreement has recently been extended through December 31, 2003. Mr. Ruud and Mr. Sucic are parties to similar Employment Agreements with the
Company: Mr. Ruud's having an initial term expiring January 1, 2001; and Mr. Sucic's having an initial term expiring on February 11, 2001. Through these Employment Agreements, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic are entitled to receive annual base compensation of $195,000, $185,000, $165,000, and $175,000, respectively. In addition, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic will each be entitled to receive a bonus in amounts determined by the Compensation Committee. These Employment Agreements provide for annual increases in the annual base compensation as determined by the Compensation Committee during the term of these Employment Agreements. For fiscal 1998, Messrs. Hellman and Fisi received annual base compensation of $200,000 and $175,000, respectively. The Compensation Committee has not yet determined whether there will be an increase in compensation for Messrs. Hellman, Ruud, Fisi, and Sucic in fiscal 1999. Under these Employment Agreements, Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic participate in Company sponsored life, health and disability insurance coverage. Pursuant to their Employment Agreements, Messrs. Hellman and Fisi have agreed not to compete with the Company for a period of two years after termination of employment, and Messrs. Ruud and Sucic have agreed not to compete with the Company for a period of three years after termination of employment.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors requires a majority to be independent directors. During fiscal 1998, this Committee consisted of Mr. Beam, Mr. Filson, and Mr. Harada. Mr. Filson is a consultant to the Company and during fiscal 1998 received consultant's fees of $129,165.

     The Company has also established an Incentive Award Plan Committee composed of Wayne R. Hellman, the Chief Executive Officer, Louis S. Fisi, Executive Vice President, and A Gordon Tunstall, currently a consultant to the Company. Awards to any executive officer or director under the 1995 Incentive Award Plan, the Billion Dollar Market Capitalization Plan, or the 1998 Incentive Award Plan will be approved by the entire Board of Directors.

         REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

     The Compensation Committee's duty is to (i) establish a philosophy and basic structure governing all executive compensation plans, including the compensation of the Executive Officers of the Company and its subsidiaries, and to make recommendations to the Board of Directors regarding such compensation;
(ii) consider and make recommendations to the Board regarding directors' compensation and benefits; (iii) consider and make recommendations to the Board regarding salary structure, officer gradings and salaries for other officers;
(iv) propose and review bonus and stock option guidelines for officers and key employees; (v) make recommendations to the Board regarding grants of options and other awards to the Chief Executive Officer under the Company's incentive compensation plans; (vi) consider and approve perquisites and other remuneration for officers; (vii) review major changes to the Company's retirement plans and incentive plans to officers and hourly employees; and (viii) submit an annual report to the Board regarding the effectiveness and appropriateness of the Company's compensation program. The Compensation Committee's goal is to provide the Company with an incentive-based plan to reward highly competent Executive Officers.

     Effective August 4, 1997, the Compensation Committee has adopted a charter to compensate each Executive Officer (implemented in fiscal year 1998) based on the stated objectives (sales, profits, return on net assets) achieved by him within the last year. Each officer has certain stated objectives, which combines personal, managerial and corporate aspects. At the end of the year, each officer's stated objectives (approved by the Board of Directors), are weighed against his achievements, and compared to the overall financial condition of the division the officer is responsible for and compared to the overall financial condition of the Company. Accordingly, the achievements and the profit growth of the division and of the Company are directly related to the executive officer's earnings. This, the Compensation Committee concludes, is the best method for the Company to attract and reward proficient executives.

     The Compensation Committee reviews the compensation of the executive officers: Wayne R. Hellman, President and Chief Executive Officer, Alan J. Ruud, Vice Chairman, Louis S. Fisi, Executive Vice President and Secretary, and Nicholas R. Sucic, Chief Financial Officer, Vice President and Treasurer. Mr. Hellman, Mr. Ruud, Mr. Fisi and Mr. Sucic are each parties to an Employment Agreement with the Company, which in Messrs. Hellman and Fisi's case expires in December 1998, in Mr. Ruud's case expires in January 2001, and in Mr. Sucic's case expires in February 2001. The Compensation Committee determined that Mr. Hellman, Mr. Ruud, Mr. Fisi, and Mr. Sucic would receive annual base compensation of $200,000, $185,000, $175,000, and $175,000 for fiscal 1998, respectively. The Compensation Committee may determine that the executive officers will be entitled to a bonus in an appropriate amount for any fiscal year. The Compensation Committee has determined that no bonus will be paid to Mr. Hellman, Mr. Ruud, Mr. Fisi, or Mr. Sucic for the fiscal year ended June 30, 1998. Messrs. Hellman, Ruud, Fisi, and Sucic participate in Company sponsored life, health and disability insurance coverage. Pursuant to their Employment Agreements, Mr. Hellman and Mr. Fisi have agreed not to compete with the Company for a period of two years after termination of employment, and Mr. Ruud and Mr. Sucic have agreed not to compete with the Company for a period of three years after termination of employment.

                                          COMPENSATION COMMITTEE
                                          Francis H. Beam
                                          Theodore A. Filson
                                          Susumu Harada
Dated: September, 1998

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                      NASDAQ STOCK         NASDAQ NON-
                                         MARKET         FINANCIAL STOCKS          ADLT
12/12/95                                 $100                $100                 $100
6/28/96                                  $113                $114                 $173
6/30/97                                  $138                $134                 $249
6/30/98                                  $182                $176                 $230

* Five-year performance is not provided since the Company's Common Stock first became publicly traded on December 12, 1995.

                CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

     The Company was formed on May 19, 1995, and acquired ownership, primarily by merger (the "Combination") of 17 affiliated operating corporations that were previously under common ownership and management (the "Predecessors").

     On September 15, 1995, one of the Predecessors transferred its nonlamp assets to H&F Five, Inc., a company owned by Messrs. Hellman, Fisi and certain other employees of the Company, for a demand promissory note from H&F Five, Inc. in the amount of $220,000 bearing interest at 8.5% per annum. Total principal and accrued interest at June 30, 1998 was $269,000, which was the largest amount outstanding at any time during fiscal 1998.

     In fiscal 1998, Mr. Filson provided consulting services to the Company and received fees in the amount of $129,165. In calendar 1998, Mr. Filson has agreed to provide consulting services to the Company.

     Mr. Harada, a director of the Company, is an executive officer, director, and a shareholder of Venture Lighting, Japan ("Venture Japan"), formerly known as Koto Luminous Ltd., a Japanese manufacturer and marketer of lighting products. Venture Japan owns 142,268 shares of the Company, which were acquired in the Combination as a result of its investment in a Predecessor. In April 1997, the Company purchased a 30% equity interest in Venture Japan. Additionally, Mr. Harada and members of his family control Wakoh Corporation, a Japanese corporation. Wakoh Corporation and the Company are each 50% joint venture partners in Pacific Lighting, Inc., a British Virgin Islands holding company. The Company uses Pacific Lighting to own and hold a number of the Company's joint venture investments. Venture Japan is the Company's sole trading partner in Japan and, as a result, the Company supplies Venture Japan with materials, lamps and equipment. The Company had sales of approximately $1,254,000 in fiscal 1998 to Venture Japan.

     On January 22, 1996, two subsidiaries of the Company each entered into a six-year Aircraft Operating Agreement with Levetz Investments, Inc. ("Levetz"), an unrelated Ohio corporation, for the purpose of chartering a 1986 Beechcraft King Air 300 airplane (the "King Air Aircraft"), which Levetz leased from

LightAir Ltd. ("LightAir"), an Ohio limited liability company owned by Mr. Hellman (80%) and Mr. Fisi (20%). On May 27, 1997, the Company entered into a ten-year Aircraft Dry Lease Agreement with LightAir for the purpose of leasing a 1993 Lear Jet 60 airplane (the "Lear Aircraft"). In each case, the leased airplanes enable the Company to have air service into locations which are not adequately served by commercial carriers. On May 6, 1998, LightAir sold the 1986 King Air Aircraft. On April 13, 1998, LightAir purchased a 1991 Beechcraft King Air 350 airplane (the "Replacement King Air Aircraft") which Levetz leases from LightAir on the same terms as the original King Air Aircraft; however, there is no commitment by the Company or any subsidiary for a minimum number of flight hours for the Replacement King Air Aircraft. It is expected that the Company's usage will remain comparable to the usage of the King Air Aircraft, which was 453 hours during calendar year 1997. In addition, one of the subsidiaries committed to a minimum of 200 flight hours per year on the King Air Aircraft, and another subsidiary committed to a minimum of 75 flight hours per year on the King Air Aircraft. The Company and its subsidiaries will pay $950 per flight hour on the Replacement King Air Aircraft for the first 275 hours, and $550 per flight hour thereafter, plus operating and maintenance expenses. The Company has committed to a minimum of 260 flight hours per year on the Lear Aircraft. The lease rate for the Lear Aircraft is $2,500 per flight hour, plus operating costs and maintenance expenses. Levetz has entered into a separate Aircraft Dry Lease Agreement with LightAir for use of the Lear Aircraft when not in use by the Company. In addition, the Company has utilized LightAir's Saab 340 Aircraft (the "Saab aircraft") on an hourly rental basis. Messrs. Hellman and Fisi guaranteed the repayment of $2.8 million of indebtedness incurred to purchase the Replacement King Air aircraft; the repayment of $8.4 million of indebtedness incurred to purchase the Lear Aircraft; and $3.0 million of indebtedness to purchase the Saab aircraft. Payments to LightAir totalled approximately $244,000 in fiscal 1996; $554,000 in fiscal 1997; and $2,071,000 in fiscal 1998. LightAir has agreed to pay certain rebates and reimbursements of amounts paid by the Company. These amounts are recorded as noninterest bearing receivables of the Company. The largest amount outstanding with respect to these receivables during fiscal 1998 was $806,000. These receivables were $137,000 at June 30, 1998.

     On May 20, 1998, LightAir II Ltd. ("LightAir II"), an Ohio limited liability company owned by Mr. Hellman (50%) and Mr. Ruud (50%), acquired a 1988 Cessna Citation III aircraft. The Company has not entered into any agreement with respect to this aircraft. It is anticipated that it will be available for charter to third parties at market rates. LightAir II has advised the Company that the Citation III is available for charter to the Company at approximately 80% of these third-party rates. Scott Air Charter of Milwaukee, Wisconsin is the charter broker for the plane. Messrs. Hellman and Ruud guaranteed the repayment of $6.4 million of indebtedness incurred to purchase the Citation III. Payments to LightAir II during fiscal 1998 totalled $90,000.

     On January 2, 1998, the Company acquired all of the capital stock of Ruud Lighting, Inc. Mr. Ruud received approximately $17.8 million and 1,502,857 shares of Common Stock in the transaction. Mr. Ruud's adult children received, in the aggregate, approximately $9.3 million and 782,857 shares of Common Stock in connection with the Company's acquisition of Ruud Lighting. In November 1997, certain shareholders of Ruud Lighting, including Mr. Ruud, purchased from Ruud Lighting undeveloped real estate contiguous to its existing facility, for $345,000. The terms of the transactions were determined by arm's-length negotiation among the parties.

     Pursuant to a loan agreement dated October 8, 1998 between the Company and Mr. Hellman, its Chairman and Chief Executive Officer (the "Hellman Loan Agreement"), the Company has loaned $9,000,000 to Mr. Hellman for a one-year term at the rate of 8%. The loan was made following approval by the Company's Board of Directors (Messrs. Hellman and Fisi did not participate in the deliberations). The proceeds of the loan were used to reduce the outstanding principal balance of a loan from Prudential Securities Incorporated ("PSI"), which is secured by 2,053,070 shares of Company Common Stock owned by Mr. Hellman and Hellman Ltd. (the "Hellman Personal Shares"). In connection with the loan, the Board asked for and received Mr. Hellman's agreement to extend the term of his employment agreement to December 31, 2003. The Hellman Loan Agreement prohibits Mr. Hellman from encumbering the Hellman Personal Shares in any manner except pursuant to existing agreements governing Mr. Hellman's margin account at PSI, without consent of the Board's representative. The loan is partially secured by certain real estate owned by Mr. Hellman.

     The Company does not intend to enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the disinterested directors in the future.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission and the Nasdaq National Market. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal 1998. All of these filing requirements were satisfied by the Company's Executive Officers and directors.

                                  PROPOSAL 2.

            RATIFICATION OF THE COMPANY'S 1998 INCENTIVE AWARD PLAN

     The Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan (the "1998 Incentive Award Plan,") which was approved by the Board as of January 2, 1998 and amended as of April 21, 1998, was established to encourage selected key employees, consultants, and directors of the Company to enhance the ability of the Company to attract and retain qualified individuals. Approximately 587 employees, consultants, and directors are eligible to participate in the 1998 Incentive Award Plan. The following description of the 1998 Incentive Award Plan is qualified in its entirety by reference to Appendix A hereto which sets forth a complete copy of such plan.

     The 1998 Incentive Award Plan is administered by the Incentive Award Committee ("Committee"). This Committee, solely in its discretion, selects participants and determines the amount and terms of awards under the 1998 Incentive Award Plan.

     Subject to adjustment under certain circumstances to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the 1998 Incentive Award Plan, the number of shares of Common Stock available for awards (whether options or restricted stock) under the 1998 Incentive Award Plan is 1,500,000. These shares may be issued in connection with grants of options for Common Stock or as grants of restricted Common Stock. The 1998 Incentive Award Plan also provides that no Option may be exercised prior to six months after the date of its grant. The exercise price for all options will be the fair market value of the Common Stock on the date of the grant. The option award provides that all options expire ten years after the date of grant. No awards may be granted under the 1998 Incentive Award Plan after January 2, 2008.

     The Company has granted Incentive Options to purchase the Common Stock of the Company. 163,473 outstanding "A" Incentive Options have been granted under the 1998 Incentive Award Plan at an exercise price of $19.25 and will become vested based on operating performance or at the end of five years from the date of grant (January 2, 1998); 127,500 outstanding "A" Incentive Options have been granted under the 1998 Incentive Award Plan at an exercise price of $24.00 and will become vested based on operating performance or at the end of five years from the date of grant (January 28, 1998); and 91,000 outstanding "A" Incentive Options have been granted under the 1998 Incentive Award Plan at an exercise price of $23.875 and will become vested based on operating performance or at the end of five years from the date of grant (July 7, 1998). 722,289 outstanding "B" Incentive Options have been granted under the 1998 Incentive Award Plan. The "B" Incentive Options will vest as follows: 25% in year one, 35% in year two, and 40% in year three, from the date of grant. The outstanding "B" Incentive Options have been granted since January 1, 1998, at market value exercise prices of $6.938 per share to $25.938 per share. Other than the employees' services, the Company will receive no additional consideration for the grant of any award under the Plan. The Company will receive the exercise price upon exercise of any option.

     The 1998 Incentive Award Plan further provides that to the extent required to comply with Section 16 of the Exchange Act and the applicable rules thereunder, any equity security issued pursuant to the 1998 Incentive Award Plan may not be sold for at least six months after acquisition, and any derivative security issued pursuant to the Plan will not be exercisable for six months from its date of grant. The 1998 Incentive Award Plan may be amended, altered, suspended, discontinued, or terminated by the Company's Board of Directors except to the extent prohibited by applicable law and as expressly provided in an award agreement or in the 1998 Incentive Award Plan. The Committee, however, may amend the terms of any award previously granted with the consent of the holder.

FEDERAL INCOME TAX CONSEQUENCES

     Under present federal income tax laws, awards under the 1998 Incentive Award Plan will have the following consequences:

     (1) The grant of an award, by itself, will generally neither result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such grant.

     (2) In order to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Code, a stock option awarded under the 1998 Incentive Award Plan must meet the conditions contained in Section 422 of the Code, including the requirement that the plan be approved by shareholders within twelve months following its effective date and that the shares acquired upon the exercise of the stock option be held for one year after the date of exercise and two years after the grant of the option. The exercise of an Incentive Stock Option will generally not, by itself, result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax ("AMT"). The AMT is incurred only when it exceeds the regular income tax. The AMT will be payable at the rate of 26% on the first $75,000 of "alternative minimum taxable income" above the exemption amount ($33,750 single person or $45,000 married person filing jointly). This tax applies at a flat rate of 28% on alternative minimum taxable income more than $175,000 above the applicable exemption amounts. However, to the extent that capital gains rates are lower than the AMT rates, then the lower capital gains rates will apply when computing a person's AMT liability with respect to the amount of capital gains included as an item of tax preference. If a taxpayer has alternative minimum taxable income in excess of $150,000 (married persons filing jointly) or $112,500 (single person), the $45,000 or $33,750 exemptions are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income of the taxpayer exceeds $150,000 or $112,500, respectively. Provided the applicable holding periods described above are satisfied, the participant will recognize long term capital gain or loss upon the resale of the shares received upon such exercise.

     (3) The exercise of a stock option which is not an Incentive Stock Option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option.

     (4) The Company will be allowed a deduction at the time, and in the amount of, any ordinary income recognized by the participant under the various circumstances described above, provided that the Company meets its federal withholding tax obligations.

     An affirmative vote of a majority of the shares present or represented and voting at the Annual Meeting is required for approval of the 1998 Incentive Award Plan. The 1998 Incentive Award Plan has been adopted by the directors and is in full force and effect. Under Ohio law, shareholder approval is not required. However, if a majority of the shares present or represented and voting at the Annual Meeting fail to ratify the 1998 Incentive Award Plan at the Company's 1998 Annual Meeting, options issued under the 1998 Incentive Award Plan will not qualify as Incentive Stock Options. See "Federal Income Tax Consequences." The Compensation Committee and the Board of Directors recommend the shareholders vote "FOR" this proposal.

                                  PROPOSAL 3.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to shareholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Ernst & Young LLP, a firm of independent public accountants, as auditors, to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 1999. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     An affirmative vote of a majority of the shares present or represented and voting at the Annual Meeting is required for ratification of Ernst & Young LLP as the Company's auditors. The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

                        1998 ANNUAL REPORT ON FORM 10-K
                    FOR THE FISCAL YEAR ENDED JUNE 30, 1998

     A copy (excluding exhibits) of the Company's 1998 Annual Report on Form 10-K for the fiscal year ended June 30, 1998 as filed with the Securities and Exchange Commission is enclosed with this proxy statement. Copies of the exhibits may be obtained by shareholders by addressing a request to Director of Investor Relations, Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio 44139. Anyone requesting this information will be charged an amount equal to the reproduction cost if the exhibits are requested.

                SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Secretary of the Company no later than June 18, 1999, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A

                                          AS AMENDED AND RESTATED APRIL 21, 1998

                              AMENDED AND RESTATED
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                           1998 INCENTIVE AWARD PLAN

SECTION 1.  PURPOSE.

     The purposes of this Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan (the "Plan") are to encourage selected employees, advisors, consultants, and directors of Advanced Lighting Technologies, Inc. (together with any successor thereto, the "Company") and its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders, and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. The Plan will be submitted for approval by the shareholders of the Company at the next annual shareholders' meeting.

SECTION 2.  DEFINITIONS.

     As used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          (b) " 'A' Option" shall mean an "A" Option granted under Section 6(a) of the Plan.

          (c) "Award" shall mean any "A" Option or "B" Option granted under the Plan.

          (d) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan.

          (e) " 'B' Option" shall mean a "B" Option granted under Section 6(a) of the Plan.

          (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than three (3) directors.

          (h) "Employee" shall mean any employee of the Company or of any Affiliate.

          (i) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

          (j) "Incentive Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is intended to meet the requirements of
     Section 422 of the Code, or any successor provision thereto.

          (k) "Non-Employee Participant" shall mean any advisor, consultant or director of the Company or any Affiliate designated to be granted an Award (other than an Incentive Stock Option) under the Plan and eligible to be a Participant under Section 5 of the Plan.

          (l) "Non-Qualified Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

          (m) "Option" shall mean an "A" Option or a "B" Option.

          (n) "Participant" shall mean any Employee or Non-Employee Participant designated to be granted an Award under the Plan.

          (o) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or governmental or political subdivision thereof.

          (p) "Section 16" shall mean Section 16 of the Securities Exchange Act of 1934, as amended.

          (q) "Shares" shall mean the shares of Common Stock of the Company, $.001 par value, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

SECTION 3.  ADMINISTRATION.

     The Plan shall be administered solely by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholders, and any employee of the Company or of any Affiliate.

SECTION 4.  SHARES AVAILABLE FOR AWARDS.

     (a) Shares Available.  Subject to adjustment as provided in Section 4(b):

          (i) Calculation of Number of Shares Available. The number of Shares available for granting Awards under the Plan shall be 1,500,000 Shares, subject to adjustment as provided in Section 4(b). Further if, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting Awards under the Plan.

          (ii) Accounting for Awards. For purposes of this Section 4, the number of Shares covered by an Award shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company, through the assumption by the Company or any Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not, except in the case of Awards granted to Participants who are officers or directors of the Company for purposes of Section 16, be counted against the Shares available for granting Awards under the Plan.

          (iii) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of Treasury Shares.

     (b) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property) recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or property) subject to outstanding award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto; and provided further, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5.  ELIGIBILITY.

     Any Employee, advisor, consultant or director of the Company or of any Affiliate, shall be eligible to be designated a Participant; provided however, no officer or director of the Company shall be eligible to be designated a Participant unless the shareholders of the Company shall have approved the Plan in accordance with the Company's Regulations.

SECTION 6.  AWARDS.

     (a) Options. The Committee is hereby authorized to grant "A" Options and "B" Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

          (i) Exercise Price for "A" Options. The purchase price per Share purchasable under an "A" Option shall be the Fair Market Value per Share on the date of grant of such "A" Options.

          (ii) Exercise Price for "B" Options. The purchase price per Share purchasable under a "B" Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such "B" Option (or, if the Committee so determines, in the case of any "B" Option retroactively granted in tandem with or in substitution for another Award, on the date of grant of such Award).

          (iii) Option Term. The term of each Option shall be fixed by the Committee.

          (iv) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made; provided, however, that no Option may be exercised prior to six months after its date of grant.

          (v) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provisions thereto, and any regulations promulgated thereunder. An Incentive Stock Option may be granted only to an Employee and no Incentive Stock Option may be granted to any owner of ten percent or more of the total combined voting power of the Company and its Affiliates. The aggregate Fair Market Value, determined as of the date of the Award, of Shares subject to an Incentive Stock Option which are exercisable for the first by an Employee during any calendar year (under all plans of the Company and its Affiliates) shall not exceed $100,000.

     (b) General.

          (i) Consideration for Awards. Awards may be granted for no cash consideration or such cash consideration as may be required by applicable law. Awards also may be granted for cash or such other consideration as the Committee may deem appropriate.

          (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

          (iii) Limits on Transfer of Awards. No Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (iv) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

          (v) Section 16 Six Month Limitations. If necessary to comply with
     Section 16 and its rules only, any equity security issued pursuant to the Plan may not be sold for at least six months after acquisition and any derivative security issued pursuant to the Plan will not be exercisable for six months from its date of grant. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Section 16 and the rules promulgated thereunder.

          (vi) Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or over the counter market upon which such Shares or other securities are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to such restrictions.

SECTION 7.  AMENDMENT AND TERMINATION.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

     (a) Amendments to the Plan. Subject to the last sentence of this Section 7(a), the Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan, without the consent of any shareholders, Participant, other holder or beneficiary of an Award, or other person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made, without the approval of the shareholders of the Company within twelve (12) months from the date thereof, that would:

          (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or

          (ii) permit Options to be granted with per Share grant, purchase, or exercise prices of less than the Fair Market Value of a Share on the date of grant thereof, except to the extent permitted under Section 6(a) hereof.

No amendment, alteration, suspension, discontinuation or termination shall in any manner adversely affect any outstanding Option without the prior written consent of the Participant holding the Option.

     (b) Amendments to Awards. Unless otherwise provided in the Award Agreement, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award.

     (c) Adjustments of Awards upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

     (d) Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or the changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

     (e) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8.  GENERAL PROVISIONS.

     (a) No Rights to Awards. No Employee, Non-Employee Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Non-Employee Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Delegation. The Committee may delegate to one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend, or terminate Awards held by, Salaried Employees who are not officers or directors of the Company, for purposes of
Section 16.

     (c) Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

     (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable federal law.

     (g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provisions shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate.

     (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 9.  EFFECTIVE DATE OF THE PLAN.

     The Plan shall be effective as of the later of (a) the effective date of its approval by the Board of Directors of the Company or (b) January 2, 1998.

SECTION 10.  TERM OF THE PLAN.

     No Award shall be granted under the Plan after January 2, 2008. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

                     ADVANCED LIGHTING TECHNOLOGIES, INC.
                              32000 Aurora Road
                              Solon, Ohio  44139


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned hereby appoints Wayne R. Hellman and Louis S. Fisi as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them and to vote as designated on the reverse, all the shares of Common Stock to represent Advanced Lighting Technologies, Inc. held of record by the undersigned on October 14, 1998, at the annual meeting of shareholders to be held on November 19, 1998, or any adjournment thereof.

        PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
         FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.


                        (TO BE SIGNED ON REVERSE SIDE)

                       Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Shareholders
                     ADVANCED LIGHTING TECHNOLOGIES, INC.

                              November 19, 1998




               Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [ X ]  Please mark your
         votes as in the
         example.


                  FOR all nominees               WITHHOLD
                   listed at right               AUTHORITY
                 (except as marked to        to vote for all
                 the contrary below)      nominees listed at right

1.  Election of         [  ]                       [  ]                NOMINEES:
    Directors:                                                              Wayne R. Hellman
                                                                            Theodore A. Filson

       (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
           NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE
                               LIST AT RIGHT.)


2.  PROPOSAL TO RATIFY THE COMPANY'S 1998 INCENTIVE AWARD PLAN
        FOR [ ]       AGAINST [ ]       ABSTAIN  [ ]


3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY
        FOR [ ]       AGAINST [ ]       ABSTAIN  [ ]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING
        FOR [ ]       AGAINST [ ]       ABSTAIN  [ ]


PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


Signature___________________________________ Signature, if held jointly__________________________DATE______________________, 1998

NOTE:  Please sign exactly as names appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized officer.
